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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No.____________)*

                               D.R. Horton, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  23331A 10 9
                      ----------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of this Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 23331A 10 9                   13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON                            Terrill J. Horton
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States of America


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,646,290

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,646,290

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,646,290

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           25.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)  Name of Issuer:  D. R. Horton, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     2221 E. Lamar Blvd., Suite 950
     Arlington, Texas  76006

Item 2.

(a)  Name of Person Filing:  Terrill J. Horton

(b)  Address of Principal Business Office or, if none,
     Residence:

     2221 East Lamar Boulevard
     Suite 950
     Arlington, Texas  76006

(c)  Citizenship:  United States of America

(d)  Title of Class of Securities:  Common Stock

(e)  CUSIP Number:  23331A 10 9

Item 3.
     Not Applicable

Item 4.  Ownership.

At December 31, 1992:

(a)  Amount Beneficially Owned: 3,646,290*

(b)  Percent of Class:  25.0

(c)  Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote:
           3,646,290*

      (ii) Shared power to vote or to direct the vote: -0-

     (iii) Sole power to dispose or to direct the disposition of:
           3,646,290*

      (iv) Shared power to dispose or to direct the disposition of:
           -0-

* 2,974,530 of such shares are held by certain trusts of which the undersigned is the trustee.

                               Page 3 of 4 Pages

Item 5. Ownership of Five Percent or Less of a Class.

        Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the
        Parent Holding Company.

        Not Applicable

Item 8. Identification and Classification of Members of the
        Group.

        Not Applicable

Item 9. Notice of Dissolution of Group.

        Not Applicable

Item 10.Certification.

        Not Applicable



                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 10, 1993
                                            -------------------------
                                                      Date



                                               /s/ Terrill J. Horton
                                            -------------------------
                                                    Signature



                                                Terrill J. Horton
                                            -------------------------
                                                      Name

                               Page 4 of 4 Pages